                                                                     EXHIBIT 3.9

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                            OSAGE SYSTEMS GROUP, INC.


                           The undersigned, desiring to amend the Certificate of
Incorporation of Osage Systems Group, Inc., a Delaware corporation (the "Corporation"), pursuant to Section 242 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: The Board of Directors of the Corporation, by unanimous approval at a meeting of the directors, evidenced by board resolutions and approval of the requisite vote of each class of stockholders, has duly adopted the following resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation:

                  RESOLVED, that Article Fourth of the Certificate of
                            Incorporation of the Corporation, as amended to date, be restated in its entirety to read:

                            "Capital Stock." The total number of shares of stock which the Corporation shall have authority to issue is Sixty Million (60,000,000) shares, of which Fifty Million (50,000,000) shares shall be Common Stock of the par value of One Cent ($.01) per share (hereinafter called "Common Stock") and of which Ten Million (10,000,000) shares shall be Preferred Stock of the par value of One Cent ($.01) per share (hereinafter called "Preferred Stock").

                  RESOLVED, that Article Seventh of the Certificate of
                            Incorporation of the Corporation, as amended to date, be restated in its entirety to read:

                            "Board of Directors and Bylaws." All corporate powers shall be exercise by the Board of Directors, except as otherwise provided by statute or by this Certificate of Incorporation, or any amendment thereof, or by this Certificate of Incorporation, or any amendment thereof, or by the Bylaws. Directors need not be elected by written ballot, unless in the Bylaws of the Corporation. The Bylaws, may be adopted, amended or repealed by the Board of Directors of the Corporation, except as otherwise provided by law, by any bylaw made by the Board of Directors is subject to amendment and repeal by the stockholders of the Corporation.

                           (a) Numbers, Elections And Terms. Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any dividends or upon liquidation to elect additional Directors under specified circumstances, the number of Directors of the Corporation shall be fixed from time to time by affirmative vote of a majority of the Directors then in office. The Directors, other than those who may be elected by the holders of any classes or series of stock having a preference over the common stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three class, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the corporation, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2000, and another class to be originally elected for a term expiring at the annual meeting of the stockholders to beheld in 2001, with each class to hold office until its successors elected and qualified. At each annual meeting of the stockholders of the Corporation after fiscal year 1998, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

                           (b) Newly Created Directorships And Vacancies. Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent director.

                           (c) Removal. Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, any Director may be removed from office only for cause and only by the affirmative vote of the holders of two-thirds of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.

                           (d) Amendment, Repeal, Etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the consent of the Board of Directors shall be required to alter, amend, adopt any provisions inconsistent with or repeal this Section Seventh.

                 RESOLVED, that Article Tenth of the Certificate of
                           Incorporation be included in its entirety to read as follows:

                           "Amendments to Certificate of Incorporation." Amendments to the Certificate of Incorporation of the Corporation shall require the affirmative vote of two-thirds of the holders of a majority of the combined voting power of the then outstanding shares of stock entitled to vote on any proposed amendment to the Certificate of Incorporation. Notwithstanding the foregoing, in the event that a resolution to amend the Certificate of Incorporation of the Corporation is adopted by the affirmative vote of at lest eighty percent (80%) of the Board of Directors approval of the amendment shall only require the affirmative vote of the holders of a majority combined voting power of the then outstanding shares of the stock entitled to vote generally on such amendment, voting together as a single class.

         SECOND: That the aforesaid amendment has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

         THIRD:   That this amendment shall become effective on June 12,, 1998.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by, Jack R. Leadbeater, its Chief Executive Officer, and John Iorillo, its Chief Financial Officer this 12th day of June, 1998.

                                                OSAGE SYSTEMS GROUP, INC.


                                                By: /s/ Jack R. Leadbeater
                                                   Jack R. Leadbeater
                                                   Chief Executive Officer

                                                By: /s/ John Iorillo
                                                   John Iorillo
                                                   Chief Financial Officer